EXHIBIT 3.13

LIMITED LIABILITY COMPANY AGREEMENT

OF

NISKA GAS STORAGE OPERATIONS LLC

This LIMITED LIABILITY COMPANY AGREEMENT OF NISKA GAS STORAGE OPERATIONS LLC (this “Agreement”), effective as of March 11, 2010, is adopted, executed and agreed to by the Sole Member (as defined below).

1.                                       Formation.  Niska Gas Storage Operations LLC (the “Company”) has been formed as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act (the “Act”).

2.                                       Term.  The Company shall have a perpetual existence.

3.                                       Purposes.  The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4.                                       Sole Member.  Niska Gas Storage Partners LLC, a Delaware limited liability company, shall be the sole member of the Company (the “Sole Member”).

5.                                       Contributions.  Without creating any rights in favor of any third party, the Sole Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6.                                       Distributions.  The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

7.                                       Management.  The management of the business and affairs of the Company shall be reserved to the Sole Member, which shall have the power to do any and all acts necessary or convenient for the furtherance of the purpose of the Company described in this Agreement, including all powers, statutory or otherwise, possessed by members of a limited liability company under the Act.  The Sole Member does hereby appoint each of David Pope, Andrew Ward, E. Bartow Jones, George A. O’Brien and William H. Shea, Jr. as an Authorized Person of the Company for so long as such person is member of the Board of Directors of the Sole Member or the Board of Directors of Niska Gas Storage Management LLC (each an “Authorized Person”). The Authorized Persons shall have the authority to act on behalf of, bind and execute and deliver documents in the name of and on behalf of the Company.

8.                                       Liability of the Sole Member.  The Sole Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided for in the Act.

9.                                       Dissolution.  The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect.  No other event (including, without limitation, an event described in Section 18-801(a)(4) of the Act) will cause the Company to dissolve.

10.                                 Governing Law.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

[Signature Pages Follows]

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement as of the date first written above.

SOLE MEMBER:

NISKA GAS STORAGE PARTNERS LLC

By: Niska Gas Storage Management LLC, its sole member

By:	/s/ Andrew W. Ward
Name:	Andrew Ward
Title:	Authorized Person

[Signature page to Limited Liability Company Agreement of Niska Gas Storage Operations LLC]